Exhibit 99.1

PEABODY ENERGY News Release
CONTACT: Meg Gallagher (314) 342-7963

FOR IMMEDIATE RELEASE
March 5, 2014

Peabody Energy (NYSE: BTU) Announces OrganizationAL Changes

ST. LOUIS, March 5 - Peabody Energy today announced several changes in its organizational structure, effective April 1.
Andrew P. Slentz has been promoted to the role of Executive Vice President and Chief Human Resources Officer, reporting to Chairman and Chief Executive Officer Gregory H. Boyce. Slentz replaces Executive Vice President and Chief Administrative Officer Sharon D. Fiehler, who has been named Executive Vice President - Office of the Chief Executive Officer, in advance of her planned retirement on June 30.
In his new role, Slentz has executive responsibility for organizational and employee development, benefits, compensation, international human resources, security and facilities management. Slentz has been Senior Vice President of Global Human Resources at Peabody since 2010 and brings more than 25 years of varied human resources, organizational effectiveness and development experience in multiple regions around the world. Prior to joining Peabody in 2010, Slentz was Senior Vice President of Human Resources for People & Organization Support at Rio Tinto; Head of Human Resources for Drummond Company; and Vice President of Human Resources, Commercial Development and Shared Service for BHP Billiton.
“We welcome Andy to Peabody’s executive leadership team, where he brings a wealth of experience in applying human resource best practices to global organizations with a focus on organizational capabilities, employee recruitment and retention, compensation and leadership development,” said Peabody Chairman and Chief Executive Officer Gregory H. Boyce.
Regarding related organizational changes, Senior Vice President and Chief Information Officer Lina A. Young will now report to Executive Vice President and Chief Financial Officer Michael C. Crews. She will continue to lead all strategic and operational aspects of the company’s worldwide information technology function.
Peabody also announced several organizational changes to the company’s operational structure. The company’s global sales and marketing, trading, business development and strategy functions are being reorganized into two new groups - a Global Marketing and Trading Group and a Global Development and Strategy Group. Both report to President and Chief Operating Officer Glenn L. Kellow.
“This new structure enables our business units to focus even more intensely on safety, productivity, cost containment and operational excellence,” said Boyce. “At the same time, we are committing dedicated groups to deliver integrated global customer solutions, portfolio optimization and growth initiatives.”
Christopher J. Hagedorn has been named Group Executive and Chief Development Officer with executive responsibility for a new Global Development and Strategy Group. In his new role, Hagedorn will be responsible for global market analytics, strategy, portfolio optimization and business development activities, with a focus on Asia. He will report to Kellow.
Hagedorn most recently served as President - Asia and Trading, where he led Peabody’s global trading, brokerage and Asia growth activities.
Bryan A. Galli has been named Group Executive and Chief Marketing Officer with executive responsibility for a new Global Marketing and Trading Group. In his new role, Galli will oversee sales, marketing, logistics and trading and brokerage activities across the global enterprise. He also will report to Kellow.
Galli previously served as Group Executive of Sales and Marketing - Australia, where he managed sales and marketing for Peabody’s Australian metallurgical and thermal coal products. Prior to that, Galli served as President of Peabody COALSALES since 2006, leading efforts to transform the company’s sales and marketing platform to serve global markets.
Peabody Energy is the world’s largest private-sector coal company and a global leader in sustainable mining and clean coal solutions. The company serves metallurgical and thermal coal customers in more than 25 countries on six continents.  For further information, go to PeabodyEnergy.com and AdvancedEnergyForLife.com.

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